JPMorgan Disciplined Equity Value Fund
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.


Trade
Date     	Issue
6/6/02  	Nortel Networks Corp.

Shares            Price         Amount
9,500   	  $1.41        $13,395

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue       JPMorgan Funds
$0.056      N/A 	 0.00%	            0.29%

Brokers
Credit Suisse First Boston Corp.

Underwriters of Nortel Networks Corp.

Underwriters                              Shares
Credit Suisse First Boston Corp.	 182,875,000
RBC Dominion Securities, Inc.		 182,875,000
J.P. Morgan Securities, Inc.   		  27,500,000
Salomon Smith Barney, Inc.   		  27,500,000
CIBC World Markets Corp. 	   	  26,950,000
ABN AMRO Rothschild, LLC   		  16,500,000
HSBC Securities (USA), Inc. 		  16,500,000
SG Cowen Securities Corp.      	          16,500,000
TD Securities, Inc.  			  16,500,000
BMO Nesbitt Burns, Inc.  		  12,100,000
National Bank Financial, Inc.  		  12,100,000
Scotia Capital, Inc.   		   	  12,100,000

Total   				 550,000,000